ML MULTI-STATE MUNICIPAL SERIES TRUST

FLORIDA MUNICIPAL BOND FUND

SERIES #6

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
3/1/2006	Miami-Dade Cnty FLA Sch Brd	1,770,000	201,080,000	Citigroup Global Markets A.G. Edwards Ramirez & Co. Apex Pryor Secs. Banc of America Merrill Lynch M.R. Beal & Co. Wachovia Bank
3/30/2006	Broward Cnty EFA	1,130,000	99,790,000	SunTrust Capital Markets Merrill Lynch Lehman Brothers
5/11/2006	Palm Beach Co School	1,000,000	222,015,000	Citigroup Global Markets Bear Stearns UBS Securities A.G. Edwards Merrill Lynch RBC Capital Markets Siebert Brandford Shank